Exhibit 10.1

March 4, 2019

Ms. Karen McKibbin
XXXX XXXXXXX XXXXXX
XXX XXXXXXXXX, XX XXXXX

Dear Karen:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Brand President, Chico’s. As you are aware, we are a respected organization within which this position is a key driver of our success. As one of the top specialty retailers, we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:            Brand President, Chico’s

Reports to:           Shelley Broader, President and CEO

Start Date:         April 1, 2019

Base Salary:     $725,000.00 annually
Sign-On Bonus:
You will receive a sign-on bonus of $25,000 payable within 30 days of start date, less applicable taxes (contingent upon receipt of the attached repayment agreement).

Bonus Plan:
Target of 80% of base salary earned during the FY19 performance period (February 2019 to January 2020), which is contingent upon the achievement of corporate and brand financial objectives. The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential (160% of base salary earned). Bonus is typically paid in March, after the conclusion of the fiscal year.
For FY19, you will be provided with a bonus guarantee of $290,000, which represents 50% of your annual target bonus. Payment of the guaranteed bonus is contingent on continued employment at the time of payment.
Equity Grants:
You will receive a new hire equity grant of 170,000 shares of Restricted Stock shortly after hire. You will also be eligible for annual equity grants beginning in FY20. The target amount of such grants and the vesting conditions are established by the Human Resources, Compensation and Benefits Committee of our Board of Directors on an annual basis and may change from year to year. Currently, the grant for your position is targeted at $1,000,000, delivered in a combination of 50% Restricted Stock and 50% Performance Share Units.

The Restricted Stock shares will vest ratably over a three-year period. The Performance Share Units will cliff vest over a three-year period, contingent upon the achievement of corporate financial objectives and could range from zero (0%) to a maximum of 175% of the target award. Annual equity grants are typically made in March.
Annual Review:
You will be eligible for the FY19 performance appraisal process in April 2020.

Time Off:
You will be eligible for 23 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your start date. In addition, Chico’s FAS, Inc. currently observes six paid holidays and two floating days of your choice.

You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary ($500,000 maximum). Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of your compensation (subject to an IRS maximum), with a company match of 50% of your deferral. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 6 months of employment
Deferred Compensation:
You will be eligible to participate in our Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year with a company match of 50% on the first 2.5% you defer, and up to 100% of your bonus for the applicable fiscal year.
Eligibility Date: Deferral available upon hire and 30-day enrollment period
Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September Offering Periods.
Eligibility Date: First Offering Period following 6 months of employment

Executive Benefits
Disability Income Protection:
As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic in Jacksonville, FL as part of our Health and Wellness program.

Executive Severance Plan:

As a qualifying executive, you are eligible for severance benefits pursuant to the attached Chico’s FAS, Inc. Officer Severance Plan.

The items listed above are covered by various benefit plans. Such benefit plans may be modified from time to time. In the event this offer letter conflicts with the terms of a benefit plan document or summary plan description, the terms of the plan document or summary plan description will control.
Child Care:
Chico’s FAS, Inc. is pleased to provide an early education and child development center located on campus. The center is operated by Bright Horizons Family Solutions Inc., a best in class child care provider. The center accommodates children from ages 6 weeks to 5 years. Summer program options are also available for children ages 5 to 12.
Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program.  In accordance with this relocation policy, you will receive a miscellaneous allowance of $8,000 net of taxes.
By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful verification of references, background check, in addition to your execution of our attached Restrictive Covenant Agreement, substantially illustrated in the form attached. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause.
We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number indicated below.

Sincerely,

/s/ Shelley Broader
Shelley Broader
President and CEO

Contact Information

For questions, please call:
Kristin Gwinner
SVP, CHRO
(XXX) XXX-XXXX

I accept the terms and conditions of the offer as outlined above:

Please return a signed copy

/s/ Karen McKibbin
Karen McKibbin